PENSKE AUTOMOTIVE REPORTS SECOND QUARTER RESULTS
____________________________________________________________

Significant Growth in Retail Unit Sales and Revenue

Same-Store Retail Revenue Growth of 16% in U.S. and 9% Internationally

Income From Continuing Operations Increases 47% to $29.2 Million and Related            Earnings
Per Share Increases 45% to $0.32

Repurchased Additional $84.6 Million of Convertible Notes
$150.6 Million Currently Outstanding

U.S. Credit Facility Capacity Increased by $50 Million
___________________________________________________________

BLOOMFIELD HILLS, MI, July 29, 2010 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today reported second quarter income from continuing operations attributable to common shareholders of $29.2 million, or $0.32 per share. This compares to income from continuing operations attributable to common shareholders of $19.8 million, or $0.22 per share, in the second quarter last year.

Total revenue in the second quarter increased 16.6% to $2.7 billion. The revenue growth was driven by a 16.2% increase in new and used retail unit sales. Total new retail unit sales increased 19.6%, including increases of 20.5% and 17.2% in our U.S. and International operations, respectively, resulting in a 24.4% increase in total new retail revenue. Used retail unit sales increased 12.0%, including increases of 17.1% and 4.2% in our U.S. and International operations, respectively, resulting in a 13.8% increase in total used retail revenue.

Total same-store retail revenue increased 13.3% during the quarter, including growth of 15.8% and 9.0% in our U.S. and International operations, respectively. Excluding changes in exchange rates, total same-store retail revenue increased 15.0%.

Penske Automotive Group Chairman Roger Penske said, “The improving retail environment and our premium/luxury brand mix helped drive double-digit growth in units, revenue, income from continuing operations and earnings per share in the second quarter. Our new vehicle unit sales outperformed industry sales in both the U.S. and the U.K., and we maintained a greater than one to one ratio of used unit to new unit sales in our international markets. Along with our strong operating performance, we have further reduced our leverage, resulting in a decrease in our long-term debt to capital ratio from 50% at the beginning of this year to 47% as of June 30.”

Total revenues for the six months ended June 30, 2010, increased 15.9% to $5.2 billion. Income from continuing operations attributable to common shareholders for the six months ended June 30, 2010 and 2009, amounted to $49.9 million, or $0.54 per share, and $36.2 million, or $0.40 per share, respectively. Income from continuing operations for the six months ended June 30, 2010 and 2009, include after-tax gains of $0.7 million, or $0.01 per share, and $6.5 million, or $0.07 per share, respectively, relating to purchases of the Company’s 3.5% Senior Subordinated Convertible Notes due 2026. Net income attributable to common shareholders in the six months ended June 30, 2010, was $49.8 million, or $0.54 per share.

smart USA

During the second quarter, smart USA wholesaled 2,040 units, which compares to 956 units in the first quarter of this year. Recent sales activity and proactive management of current model year inventory purchases has resulted in inventory levels more closely aligned with current market conditions. Based on the increase in sales in the second quarter, coupled with expense reduction efforts, the loss in the distribution segment improved to $0.02 per share in the second quarter compared to $0.04 in the first quarter.

Securities Repurchase Activity

In the second and third quarters, the Company repurchased $84.6 million principal amount of its 3.5% Senior Subordinated Convertible Notes due 2026 (the “Notes”), leaving $150.6 million principal amount of the securities outstanding today. The Company also repurchased 68,340 shares of its common stock at an average price of $10.97 per share in July, and currently has approximately 92.1 million shares outstanding.

The Board of Directors of the Company has increased the Company’s authority to repurchase its outstanding common stock, debt and convertible debt, depending on market conditions, price and other factors to $150 million. Securities may be acquired from time to time either through open market purchases, negotiated transactions or other means.

U.S. Credit Facility

The Company’s U.S. credit facility has been amended to increase the revolving credit line by $50 million to $300 million. Including this increase, the Company currently has approximately $250 million of revolving credit available under the U.S. credit facility, all of which is currently available to repurchase or redeem the remaining $150.6 million of outstanding Notes.

Conference Call

Penske Automotive will host a conference call discussing financial results relating to the second quarter of 2010 on July 29, 2010, at 2:00 p.m. Eastern Daylight Time. To listen to the conference call, participants must dial (800) 230-1074 [International, please dial (612) 234-9959]. The call will also be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc. (www.penskeautomotive.com), headquartered in Bloomfield Hills, Michigan, operates 323 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 171 franchises in 17 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom.

Penske Automotive, through its wholly-owned subsidiary smart USA Distributor LLC (www.smartusa.com), is the exclusive distributor of the smart fortwo vehicle and related parts in the United States. smart USA supports more than 75 smart retail centers in the United States.

Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,100 employees. smart and fortwo are registered trademarks of Daimler AG.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s expected ability to access amounts under its U.S. revolving credit facility. Actual results may vary materially because of risks and uncertainties, including external factors such as consumer credit conditions, adverse conditions affecting a particular manufacturer, macro-economic factors, interest rate fluctuations, changes in consumer spending, and other factors over which management has no control. Availability of revolving credit under the Company’s U.S. credit facility is predicated on continued covenant compliance and other factors. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2009, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Second Quarter
	2010	2009
Revenues:
New Vehicle	$1,355,813	$1,090,127
Used Vehicle	749,669	658,787
Finance and Insurance, Net	63,558	54,674
Service and Parts	332,160	331,106
Distribution	19,933	53,152
Fleet and Wholesale Vehicle	182,555	130,849

Total Revenues	2,703,688	2,318,695

Cost of Sales:
New Vehicle	1,244,630	1,004,151
Used Vehicle	689,552	599,526
Service and Parts	141,655	148,692
Distribution	17,227	45,702
Fleet and Wholesale Vehicle	180,280	126,869

Total Cost of Sales	2,273,344	1,924,940

Gross Profit	430,344	393,755
SG&A Expenses	355,177	327,389
Depreciation	12,054	13,811

Operating Income	63,113	52,555
Floor Plan Interest Expense	(8,321)	(8,969)
Other Interest Expense	(12,542)	(13,687)
Debt Discount Amortization	(2,428)	(3,135)
Equity in Earnings of Affiliates	4,784	3,466
Gain on Debt Repurchase	422	—

Income from Continuing Operations Before Income Taxes	45,028	30,230
Income Taxes	(15,625)	(10,329)

Income from Continuing Operations	29,403	19,901
Income (Loss) from Discontinued Operations, Net of Tax	281	(5,734)

Net Income	29,684	14,167
Income Attributable to Non-Controlling Interests	(243)	(88)

Net Income Attributable to Common Shareholders	$29,441	$14,079

Income from Continuing Operations Per Share	$0.32	$0.22

Income Per Share	$0.32	$0.15

Weighted Average Shares Outstanding	92,206	91,592

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$29,403	$19,901
Income Attributable to Non-Controlling Interests	(243)	(88)

Income from Continuing Operations, net of tax	29,160	19,813
Loss from Discontinued Operations, net of tax	281	(5,734)

Net Income	$29,441	$14,079

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Six Months
	2010	2009
Revenues:
New Vehicle	$2,588,136	$2,061,323
Used Vehicle	1,446,337	1,275,286
Finance and Insurance, Net	122,992	103,137
Service and Parts	666,183	658,009
Distribution	27,869	133,265
Fleet and Wholesale Vehicle	337,850	245,975

Total Revenues	5,189,367	4,476,995

Cost of Sales:
New Vehicle	2,375,452	1,903,990
Used Vehicle	1,329,500	1,160,009
Service and Parts	287,275	298,867
Distribution	24,949	114,016
Fleet and Wholesale Vehicle	331,819	238,319

Total Cost of Sales	4,348,995	3,715,201

Gross Profit	840,372	761,794
SG&A Expenses	695,691	640,055
Depreciation	24,428	26,692

Operating Income	120,253	95,047
Floor Plan Interest Expense	(16,842)	(18,431)
Other Interest Expense	(25,262)	(28,187)
Debt Discount Amortization	(5,343)	(6,773)
Equity in Earnings of Affiliates	4,355	4,180
Gain on Debt Repurchase	1,027	10,429

Income from Continuing Operations Before Income Taxes	78,188	56,265
Income Taxes	(28,060)	(20,074)

Income from Continuing Operations	50,128	36,191
Loss from Discontinued Operations, Net of Tax	(112)	(5,822)

Net Income	50,016	30,369
Income Attributable to Non-Controlling Interests	(221)	(8)

Net Income Attributable to Common Shareholders	$49,795	$30,361

Income from Continuing Operations Per Share	$0.54	$0.40

Income Per Share	$0.54	$0.33

Weighted Average Shares Outstanding	92,086	91,537

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$50,128	$36,191
Income Attributable to Non-Controlling Interests	(221)	(8)

Income from Continuing Operations, net of tax	49,907	36,183
Loss from Discontinued Operations, net of tax	(112)	(5,822)

Net Income	$49,795	$30,361

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	6/30/10	12/31/09
Assets
Cash and Cash Equivalents	$17,664	$13,999
Accounts Receivable, Net	351,013	321,226
Inventories	1,364,718	1,302,495
Other Current Assets	106,479	95,426
Assets Held for Sale	572	10,625

Total Current Assets	1,840,446	1,743,771
Property and Equipment, Net	707,832	726,808
Intangibles	994,947	1,011,803
Other Long-Term Assets	295,438	313,625

Total Assets	$3,838,663	$3,796,007

Liabilities and Equity
Floor Plan Notes Payable	$818,339	$769,657
Floor Plan Notes Payable – Non-Trade	499,410	423,316
Accounts Payable	209,535	189,989
Accrued Expenses	218,716	227,294
Current Portion Long-Term Debt	16,551	12,442
Liabilities Held for Sale	501	7,675

Total Current Liabilities	1,763,052	1,630,373
Long-Term Debt	844,292	933,966
Other Long-Term Liabilities	269,585	285,629

Total Liabilities	2,876,929	2,849,968
Equity	961,734	946,039

Total Liabilities and Equity	$3,838,663	$3,796,007

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data
(Unaudited)

	Second Quarter		Six Months
	2010	2009	2010	2009
Total Retail Units:
New Retail	39,676	33,176	75,815	63,911
Used Retail	29,232	26,100	55,996	53,090

Total Retail	68,908	59,276	131,811	117,001

smart Wholesale Units	2,040	3,659	2,996	9,373

Same-Store Retail Units:
New Same-Store Retail	38,091	33,140	73,482	63,750
Used Same-Store Retail	28,239	26,070	54,512	52,854

Total Same-Store Retail	66,330	59,210	127,994	116,604

Same-Store Retail Revenue:
New Vehicles	$1,301,745	$1,088,359	$2,498,367	$2,049,239
Used Vehicles	727,441	657,920	1,396,170	1,261,872
Finance and Insurance, Net	62,064	54,620	119,743	102,669
Service and Parts	321,851	329,492	649,707	652,477

Total Same-Store Retail	$2,413,101	$2,130,391	$4,663,987	$4,066,257

Same-Store Retail Revenue Growth:
New Vehicles	19.6%	(39.2%)	21.9%	(41.0%)
Used Vehicles	10.6%	(23.0%)	10.6%	(25.0%)
Finance and Insurance, Net	13.6%	(29.8%)	16.6%	(33.3%)
Service and Parts	(2.3%)	(11.5%)	(0.4%)	(11.8%)
Revenue Mix:
New Vehicles	50.1%	47.0%	49.9%	46.0%
Used Vehicles	27.7%	28.4%	27.9%	28.5%
Finance and Insurance, Net	2.4%	2.4%	2.4%	2.3%
Service and Parts	12.3%	14.3%	12.8%	14.7%
Distribution	0.7%	2.3%	0.5%	3.0%
Fleet and Wholesale	6.8%	5.6%	6.5%	5.5%
Average Retail Selling Price:
New Vehicles	$34,172	$32,859	$34,137	$32,253
Used Vehicles	25,645	25,241	25,829	24,021
Gross Margin	15.9%	17.0%	16.2%	17.0%
Retail Gross Margin – by Product:
New Vehicles	8.2%	7.9%	8.2%	7.6%
Used Vehicles	8.0%	9.0%	8.1%	9.0%
Service and Parts	57.4%	55.1%	56.9%	54.6%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)
(Unaudited)

	Second Quarter		Six Months
	2010	2009	2010	2009
Gross Profit per Retail Transaction:
New Vehicles	$2,802	$2,591	$2,805	$2,462
Used Vehicles	2,056	2,271	2,086	2,171
Finance and Insurance	922	922	933	882
Brand Mix:
BMW	20%	21%	20%	22%
Toyota / Lexus	18%	18%	18%	19%
Honda / Acura	15%	15%	14%	15%
Audi	11%	11%	11%	10%
Mercedes Benz	10%	10%	10%	10%
Land Rover	4%	3%	5%	4%
Porsche	4%	4%	4%	4%
Ferrari / Maserati	3%	3%	3%	3%
Other	15%	15%	15%	13%

	100%	100%	100%	100%
Premium	64%	65%	65%	65%
Foreign	31%	31%	31%	31%
Domestic Big 3	5%	4%	4%	4%

	100%	100%	100%	100%
Revenue Mix:
U.S.	65%	64%	63%	64%
International	35%	36%	37%	36%

	100%	100%	100%	100%
Rent Expense	$41,455	$40,859	$82,686	$80,484